Exhibit 2.02

Execution Version

SEPARATION AGREEMENT

among

METAVANTE HOLDING COMPANY

METAVANTE CORPORATION,

NEW M&I CORPORATION

and

MARSHALL & ILSLEY CORPORATION

Dated as of April 3, 2007

SCHEDULES

Schedule 1.01(a)	Continuing Business Agreements
Schedule 1.01(b)	MI Financial Instruments
Schedule 1.01(c)	MVT Financial Instruments
Schedule 2.01	Other Transactions
Schedule 2.04(b)	Canceled Obligations

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”), dated as of April 3, 2007, is among Metavante Holding Company, a Wisconsin corporation (“MVT Holding”), Metavante Corporation, a Wisconsin corporation (“MVT Corp.”) (MVT Holding and MVT Corp., collectively, the “MVT Parties”), Marshall & Ilsley Corporation, a Wisconsin corporation (“MI Corp.”), and New M&I Corporation, a Wisconsin corporation (“New MI Corp.”) (MI Corp. and New MI Corp., collectively, the “MI Parties”).

W I T N E S S E T H

WHEREAS, the MVT Parties, MI Corp., and Montana Merger Sub Inc., a Wisconsin corporation and a wholly-owned subsidiary of MVT Holding, have entered into an Investment Agreement, dated as the date hereof (the “Investment Agreement”) with, WPM, L.P., a Delaware limited partnership (“Investor”) pursuant to which Investor will purchase shares of Class A common stock of MVT Holding, par value $0.01 per share, (“MVT Holding Class A Common Stock”) for $625 million (the “Equity Investment”);

WHEREAS, in connection with the transactions contemplated by the Investment Agreement, one or more of the members of the MVT Group will incur $1.75 billion of indebtedness (the “Debt Financing”);

WHEREAS, the Board of Directors of MI Corp. (the “MI Corp. Board”) has determined it is in the best interests of MI Corp. and its shareholders to effect the transactions contemplated by this Agreement and the Investment Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, MVT Holding shall distribute to the holders of shares of common stock of MVT Holding, par value $0.01 per share, (“MVT Holding Common Stock”), other than the shares held in the treasury of MVT Holding, on a pro rata basis as provided for herein, all of the issued and outstanding shares of New MI Corp. common stock, par value $0.01 per share, (“New MI Corp. Common Stock”) (the “Distribution”); and

WHEREAS, the parties to this Agreement intend that the MI Merger (as hereinafter defined) and the MI Conversion (as hereinafter defined) together qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, the MI LLC Contribution and the MI Cash Contribution followed by the Distribution qualifies as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, and that the Distribution qualifies as a distribution eligible for nonrecognition under Sections 355 and 361(c) of the Code.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of the date hereof, among the MVT Parties and the MI Parties.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person and, with respect to the MVT Parties, following the Distribution Time, includes the Investor and any Affiliates of the Investor; provided, however, that for purposes of the Transaction Agreements, following the Distribution Time, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Ancillary Agreements” means, collectively, the Employee Matters Agreement, the Tax Allocation Agreement, the Administrative Services Agreement and the other agreements, if any, entered into or to be entered into between or among any of the MI Parties and any of the MVT Parties in connection with the Distribution (other than the Investment Agreement).

“Applicable Law” has the meaning set forth in the Investment Agreement.

“Benefiting Person” has the meaning set forth in Section 5.04.

“Claim Notice” has the meaning set forth in Section 4.04.

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” has the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, note, instrument, mortgage, bond, indenture, real estate or other lease or sublease, benefit plan, license, sublicense, memorandum of understanding, sales order, purchase order, open bid or other contract, agreement or obligation, whether written or oral, express or implied, that is legally binding on any Person or any part of such Person’s property, in each case, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Continuing Business Agreements” means any Contract by any Member of the MI Group, on the one hand, and any member of the MVT Group, on the other hand, contemplated by the Investment Agreement and the Transaction Agreements not to terminate as of the Distribution Date or any Contract contemplated by the Investment Agreement and the Transaction Agreements to be entered into, or that is otherwise entered into, prior to the Distribution Time, by any member of the MVT Group, on the one hand, and any member of the MI Group, on the other hand, including without limitation the Contracts listed on Schedule 1.01(a).

“Data and Records” means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, creative materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers (prospective or current), business plans, reference catalogs, payroll and personnel records and procedures, research and development files, sales order files, litigation files, minute books, share ledgers, share transfer records and other similar data and records.

“Debt Financing” has the meaning set forth in the recitals to this Agreement.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agent” means the Exchange Agent as defined in the Investment Agreement.

“Distribution Agent Agreement” has the meaning set forth in Section 3.02.

“Distribution Date” means the date determined by the MVT Holding Board in accordance with Section 3.01 as the date as of which the Distribution will be effective. The Distribution Date will be the MVT Holding Record Date.

“Distribution Shares” means the aggregate number of shares of New MI Corp. Common Stock constituting the Distribution.

“Distribution Time” means the time on the Distribution Date at which the Distribution is effective as determined by the MVT Holding Board.

“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among the MVT Parties and the MI Parties.

“Equity Investment” has the meaning set forth in the recitals to this Agreement.

“Former Business” means any corporation, partnership, entity, division, business unit or business within the definition of Rule 11-01(d) of Regulation S-X (in each case, including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Group” means the MVT Group or the MI Group, as applicable.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, in each case, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all actions or proceedings; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; reasonable out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such actions or proceedings or in asserting, preserving or enforcing an Indemnified Party’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such actions or proceedings).

“Indemnified Party” has the meaning set forth in Section 4.04.

“Indemnitor” has the meaning set forth in Section 4.04.

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

“Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“Investor” has the meaning set forth in the recitals to this Agreement or shall mean any assign of Investor permitted by the Investment Agreement.

“Liabilities” means any and all claims, debts, losses, payments, liabilities, guarantees, commitments, causes of action and obligations of whatever nature, in each case, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“MI Business” means (a) the businesses engaged in prior to the Distribution Time by the MI Group; (b) Former Businesses of the MI Group; and (c) activities related primarily to or in furtherance of the foregoing.

“MI Cash Contribution” has the meaning set forth in the Investment Agreement.

“MI Conversion” has the meaning set forth in the Investment Agreement.

“MI Corp.” has the meaning set forth in the recitals to this Agreement.

“MI Corp. Board” has the meaning set forth in the recitals to this Agreement.

“MI Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the MI Business under which any member of the MVT Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(b).

“MI Group” means New MI Corp., MI Corp., MI LLC and each of the Subsidiaries of MI LLC (after giving effect to the MVT Distribution).

“MI Group Assets” has the meaning set forth in Section 5.03(a).

“MI Indemnified Parties” means each member of the MI Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“MI Liabilities” means (a) all Liabilities of any member of the MI Group under, or for which any member of the MI Group is expressly made responsible pursuant to the Investment Agreement or any Transaction Agreement to which it is or becomes a party, including the breach by any member of the MI Group of any agreement or covenant contained therein that does not by its express terms expire at or prior to the Distribution Time; (b) all Liabilities of any member of the MI Group that are not MVT Liabilities; (c) all Liabilities of any member of the MVT Group existing immediately prior to or at the Distribution Time that are not MVT Liabilities and (d) all Liabilities of any member of the MI Group or the MVT Group with respect to indebtedness for borrowed money existing immediately prior to the Distribution Time (other than in the case of the MVT Group, the Debt Financing), in the case of each of clauses (a) and (b), regardless of whether such Liability existed prior to, at or after the Distribution Time.

“MI LLC” has the meaning set forth in the Investment Agreement.

“MI LLC Contribution” has the meaning set forth in the Investment Agreement.

“MI Merger” has the meaning set forth in the Investment Agreement.

“MI Parties” has the meaning set forth in the first paragraph of this Agreement.

“MI Sell-off Period” has the meaning set forth in Section 5.02(d).

“MI Subsidiaries” means each direct and indirect Subsidiary of MI Corp. and/or New MI Corp. other than members of the MVT Group.

“MI Trademarks” has the meaning set forth in Section 5.02(c).

“MVT Cash” means the actual amount of cash and cash equivalents (including marketable securities and short term investments) on hand in all accounts owned by a member of the MVT Group with any financial institution, other than cash held for the account of any other Person.

“MVT Corp.” has the meaning set forth in the first paragraph of the Agreement.

“MVT Business” means (a) the businesses engaged in prior to the Distribution Time by the MVT Group and that constitute MI Corp.’s Metavante Corporation segment for reporting purposes as listed in the latest Annual Report on Form 10-K of MI Corp. included in the MI Corp. Filed SEC Reports; (b) Former Businesses of the MVT Group; and (c) activities primarily related to or in furtherance of the foregoing.

“MVT Distribution” means the distribution by MI LLC of the common stock, par value $0.01 per share, of MVT Corp. to MVT Holding.

“MVT Distribution Time” means the time at which the distribution by MI LLC of the common stock, par value $0.01 per share, of MVT Corp. to MVT Holding is consummated.

“MVT Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, letters of credit and similar instruments primarily related to the MVT Business under which any member of the MI Group has any primary, secondary, contingent, joint, several or other Liability, including those set forth on Schedule 1.01(c).

“MVT Group” means MVT Holding, MVT Corp. and each of the MVT Subsidiaries.

“MVT Group Assets” has the meaning set forth in Section 5.03(b).

“MVT Holding” has the meaning set forth in the first paragraph of this Agreement.

“MVT Holding Board” means the Board of Directors of MVT Holding or a duly authorized committee thereof.

“MVT Holding Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“MVT Holding Common Stock” has the meaning set forth in the recitals to this Agreement.

“MVT Holding Record Date” means the date set by the MVT Holding Board to determine holders of record of MVT Holding Common Stock entitled to receive the Distribution. The MVT Holding Record Date will be the close of business on the Closing Date.

“MVT Indemnified Parties” means each member of the MVT Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“MVT Liabilities” means (a) all Liabilities of any member of the MVT Group under, or for which any member of the MVT Group is expressly made responsible pursuant to the Investment Agreement or any Transaction Agreement to which it is or becomes a party, including the breach by any member of the MVT Group of any agreement or covenant contained therein that does not by its express terms expire at or prior to the Distribution Time; (b) all Liabilities of any member of the MVT Group to the extent based upon, arising out of or resulting from the MVT Business; (c) all Liabilities of any member of the MI Group to the extent based upon, arising out of or resulting from the MVT Business (other than Liabilities expressly assumed or retained by the MI Parties pursuant to the Investment Agreement or the Transaction Agreements), in the case of each of clauses (a) through (c), regardless of whether such Liability existed prior to, at or after the Distribution Time.

“MVT Parties” has the meaning set forth in the first paragraph of this Agreement.

“MVT Sell-off Period” has the meaning set forth in Section 5.02(c).

“MVT Subsidiaries” means each direct and indirect Subsidiary of MVT Corp. and/or MVT Holding other than a member of the MI Group.

“MVT Trademarks” has the meaning set forth in Section 5.02(d).

“New MI Corp.” has the meaning set forth in the first paragraph to this Agreement.

“New MI Corp. Common Stock” has the meaning set forth in the recitals to this Agreement.

“Occurrence Basis Policies” has the meaning set forth in Section 5.01(b).

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization, other entity or group (as defined in the Securities Exchange Act of 1934, as amended) including any Governmental Entity.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of any member of the MI Group and their predecessors which were or are in effect at any time at or prior to the Distribution Time (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution to cover only the members of the MVT Group after the Distribution Time), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Privileged Information” means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privilege or that a Group is required to keep confidential pursuant to the terms of a Contract with a third Person.

“Related Party Agreements” means any Contract between any member of the MI Group, on the one hand, and any member of the MVT Group, on the other hand.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Required Consent” has the meaning set forth in Section 5.04.

“Shared Policies” means all Policies that include any member of the MVT Group and/or any or all of the MVT Business within the definition of the named insured.

“Subsidiary” has the meaning set forth in the Investment Agreement.

“Tax” and “Taxes” has the meaning set forth in the Investment Agreement.

“Tax Allocation Agreement” means the Tax Allocation Agreement, dated as of the date hereof, among the MVT Parties and the MI Parties.

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“Trade Payables” means (i) all payables of any member of the MVT Group incurred in the ordinary course of business consistent with past practice for purchases of goods or services from any member of the MI Group, and (ii) all payables of any member of the MI Group incurred in the ordinary course of business consistent with past practice for purchases of goods or services from any member of the MVT Group.

“Transaction Agreements” means, collectively, this Agreement and each Ancillary Agreement.

“Transaction Payables” means all expenses to be paid by the MVT Parties pursuant to Section 8.05.

“Transferring Person” has the meaning set forth in Section 5.04.

(b) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Investment Agreement.

ARTICLE II

ACTIONS PRIOR TO THE DISTRIBUTIONS

Section 2.01 Other Transactions. Prior to the Distribution Time, subject to the terms and conditions of the Investment Agreement, the MVT Parties and the MI Parties shall, and shall cause their respective Subsidiaries to, consummate the transactions set forth in Sections 3.1(a), (b), (c), (d), (e), (f), (g) and (h) of the Investment Agreement, including the MI Merger, the MI Conversion, the MVT Distribution, the MI Cash Contribution, and the MI LLC Contribution in the order set forth therein. Prior to the Distribution Time, the MVT Parties and the MI Parties may, and may cause their respective Subsidiaries to, consummate the transactions set forth on Schedule 2.01. For the avoidance of doubt, nothing in this Section 2.01 or Schedule 2.01 shall be deemed to limit the ability of the MVT Parties, the MI Parties and their respective Subsidiaries to take the actions they are permitted to take under the Investment Agreement, including under Section 5.1 thereof.

Section 2.02 Capital Structure of New MI Corp. After the transactions described Sections 3.1(a), (b), (c), (d), (e), (f), (g) and (h) of the Investment Agreement and on Schedule 2.01 of this Agreement are effected and prior to the Distribution Time, if necessary, the MVT Parties and the MI Parties shall cause (a) the number of authorized shares of New MI Corp. Common Stock to equal or exceed three times the number of shares of MVT Holding Common Stock issued as of the MVT Holding Record Date and (b) the number of shares of New MI Corp. Common Stock outstanding as of the MVT Holding Record Date to be increased to equal three times the number of shares of MVT Holding Common Stock issued and outstanding as of the MVT Holding Record Date.

Section 2.03 Financial Instruments.

(a) The MI Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the MVT Group from all MI Financial Instruments and (ii) the members of the MVT Group to be fully and unconditionally released from all Liabilities in respect of the MI Financial Instruments. It is understood and agreed that all Liabilities in respect of the MI Financial Instruments are MI Liabilities and the MI Parties shall indemnify the members of the MVT Group from any Liabilities suffered thereby arising out of, resulting from or relating to the MI Financial Instruments. Without limiting the foregoing, after the Distribution Time, the MI Parties will not, and will not permit any member of the MI Group to, renew, extend, modify, amend or supplement any MI Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the MVT Group under such MI Financial Instrument.

(b) The MVT Parties will use their reasonable best efforts to take or cause to be taken all actions, and enter into (or cause their Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to cause, as of the Distribution Time, (i) the removal of members of the MI Group from all MVT Financial Instruments and (ii) the members of the MI Group to be fully and unconditionally released from all Liabilities in respect of the MVT Financial Instruments. It is understood and agreed that all Liabilities in respect of the MVT

Financial Instruments are MVT Liabilities and the MVT Parties shall indemnify the members of the MI Group from any Liabilities suffered thereby arising out of, resulting from or relating to the MVT Financial Instruments. Without limiting the foregoing, after the Distribution Time, the MVT Parties will not, and will not permit any member of the MVT Group to, renew, extend, modify, amend or supplement any MVT Financial Instrument in any manner that would increase, extend or give rise to any Liability of a member of the MI Group under such MVT Financial Instrument.

(c) The parties’ obligations under this Section 2.03 will continue to be applicable to all MI Financial Instruments and MVT Financial Instruments identified at any time by the MVT Parties or the MI Parties, whether before, at or after the Distribution Time.

Section 2.04 Related Party Agreements; Intercompany Accounts; MVT Cash.

(a) Immediately prior to the Distribution Time, all Related Party Agreements, other than the Investment Agreement and the Transaction Agreements, any Trade Payables, the Transaction Payables and the Continuing Business Agreements, shall automatically terminate.

(b) Effective immediately prior to the Distribution Time, all intercompany receivables, payables and loans (other than any amounts owed under the Investment Agreement, the Transaction Agreements, the Trade Payables, the Continuing Business Agreements and the Transaction Payables) between the members of the MVT Group, on the one hand, and the members of the MI Group, on the other hand, which are listed on Schedule 2.04(b), shall automatically be cancelled. All Trade Payables shall be promptly paid when due. All Transaction Payables shall be paid as provided in this Agreement and the Investment Agreement.

(c) Pursuant to Section 3.1 of the Investment Agreement, on the Distribution Date MVT Corp. shall pay the MVT Dividend to MVT Holding and MVT Holding shall make the MI Contribution to New MI Corp. Other than the MI Contribution and except quarterly cash dividends from the MVT Group to the MI Group (such quarterly dividends not to exceed $1,000,000 per quarter), between the date hereof and the Distribution Date, no MVT Group member shall make any dividend, distribution or contribution to capital consisting of assets, cash or cash equivalents to any MI Group member.

(d) At all times after the date hereof and prior to the Distribution Time, the MVT Parties shall cause all members of the MVT Group to collect receivables, pay and discharge payables and other Liabilities and maintain inventory levels, in each case in the ordinary course of business consistent with past practice.

(e) Subject to the restrictions of Applicable Laws or the terms of any applicable Contracts, prior to the Distribution Time, the MI Parties will use their reasonable best efforts to cause each non-U.S. member of the MVT Group to have paid, and have satisfied any withholding obligations with respect to, all interest accrued on obligations owed to any other member of the MVT Group or any member of the MI Group. Subject to the restrictions of Applicable Laws or the terms of any applicable Contracts, the MI Parties will, in the case of any non-U.S. member of the MVT Group, use their reasonable best efforts to cause (i) the actual amount of MVT Cash (including marketable securities and short term investments) on hand in accounts owned by such non-U.S. member (plus the amount owed to such non-U.S. member by a U.S. member of the MVT Group) not to exceed (ii) the amount of cash reasonably needed to satisfy the needs of the business of such non-U.S. member (plus the amount owed by such non-U.S. member to a U.S. member of the MVT Group), in each case prior to the Distribution Time and to satisfy any withholding in connection with the foregoing in a manner expressed in the first sentence of this Section 2.04(e).

(f) The MI Group will ensure that, immediately after the Distribution Time, none of the MVT Parties shall have any outstanding indebtedness for borrowed money or be responsible for or be a guarantor of any indebtedness for borrowed money of any other Person who is not a member of the MVT Group, except, in each case, the Debt Financing.

Section 2.05 Resignations; Transfer of Shares Held as Nominee.

(a) Except to the extent provided in the Investment Agreement, MI Corp. will cause all of its employees and directors and all of the employees and directors of each other member of the MI Group to resign, effective not later than immediately prior to the Distribution Time, from all boards of directors or similar governing bodies of any member of the MVT Group on which they serve, and from all positions as officers of any member of the MVT Group in which they serve. Except to the extent provided in the Investment Agreement, and except as provided in the following sentence, the MVT Parties will cause all of their employees and directors and all of the employees and directors of each other member of the MVT Group to resign, effective not later than immediately prior to the Distribution Time, from all boards of directors or similar governing bodies of any member of the MI Group on which they serve, and from all positions as officers of any member of the MI Group in which they serve. The members of the MVT Holding Board shall resign effective as of the Distribution Time.

(b) MI Corp. will cause each of their employees, and each of the employees of the other members of the MI Group, who holds shares or similar evidence of ownership of any member of the MVT Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such shares or similar evidence of ownership to the Person so designated by the MVT Parties to be such nominee as of and after the Distribution Time. The MVT Parties will cause each of their employees, and each of the employees of the other members of the MVT Group, who holds shares or similar evidence of ownership of any member of the MI Group as nominee for such entity pursuant to the laws of the jurisdiction in which such entity is located to transfer such shares or similar evidence of ownership to the Person so designated by the MI Parties to be such nominee as of and after the Distribution Time.

(c) Effective no later than immediately prior to the Distribution Time, the MVT Parties will cause each of their employees and each of the employees of the other members of the MVT Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the MI Group as an agent or representative therefor after the Distribution Time. Effective immediately prior to the Distribution Time, all authority of employees of the MVT Parties and employees of the other members of the MVT Group to act on behalf of any member of the MI Group shall automatically terminate. Effective no later than immediately prior to the Distribution Time, the MI Parties will cause each of their employees and each of the employees of the other members of the MI Group to revoke or withdraw their express written authority, if any, to act on behalf of any member of the MVT Group as an agent or representative therefor after the Distribution Time. Effective immediately prior to the Distribution Time, all authority of employees of the MI Parties and employees of the other members of the MI Group to act on behalf of any member of the MVT Group shall automatically terminate.

Section 2.06 Other Ancillary Agreements. Subject to the terms and conditions of this Agreement and the Investment Agreement, at or prior to the Distribution Time, each of the MVT Parties and the MI Parties shall execute and deliver to the other the Ancillary Agreements not previously executed and delivered.

ARTICLE III

THE DISTRIBUTIONS

Section 3.01 MVT Holding Record Date and Distribution Date. Subject to the terms and conditions of this Agreement, the MVT Holding Board, in accordance with Applicable Law, shall establish the MVT Holding Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. Subject to the terms and conditions of this Agreement and in accordance with Applicable Law, the Distribution Date shall be established to be the same as the Closing Date.

Section 3.02 The Distribution Agent. Prior to the Distribution Time and subject to the terms and conditions of this Agreement, MVT Holding shall enter into an agreement with the Distribution Agent providing for, among other things, the transactions described in this Article III (the “Distribution Agent Agreement”).

Section 3.03 Delivery of Distribution Shares. Subject to the terms and conditions of this Agreement, at or prior to the Distribution Time, MVT Holding shall deliver to the Distribution Agent for the benefit of each record holder of MVT Holding Common Stock on the MVT Holding Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market), the Distribution Shares (which shall represent all of the outstanding shares of New MI Corp. Common Stock). MVT Holding shall cause the transfer agent for the shares of New MI Corp. Common Stock to instruct the Distribution Agent to hold in trust the appropriate number of such shares of New MI Corp. Common Stock for each holder of record of MVT Holding Common Stock as of the MVT Holding Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market).

Section 3.04 The Distribution. Subject to the terms and conditions of this Agreement, MVT Holding shall instruct the Distribution Agent to effect the Distribution pursuant to the Distribution Agent Agreement to each holder of record of MVT Holding Common Stock on the MVT Holding Record Date (or, if applicable, any transferee of such holder that purchased such holder’s shares in the “regular way” market).

Section 3.05 Cooperation Prior to the Distribution. Prior to the Distribution, the MVT Parties and the MI Parties will use their reasonable best efforts to take all such action as may be necessary or appropriate under the securities or “blue sky” laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

Section 3.06 Conditions to the Distribution. The obligation of MVT Holding to consummate the Distribution and the other transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) each condition to the Investment Agreement shall have been fulfilled or, to the extent permitted under Applicable Law, waived by the party for whose benefit such condition exists; and

(b) the closing of the Equity Investment shall have occurred.

Section 3.07 Waiver of Conditions. None of the conditions set forth in Section 3.06 shall be waived by the MVT Holding Board without the prior written consent of MI Corp.; provided, however, that unless the Investment Agreement has been terminated, none of the conditions set forth in Sections 3.06 shall be waived unless MVT Holding receives the prior written consent of Investor, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE IV

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01 Mutual Release.

(a) Effective as of the Distribution Time and except as provided in Section 4.01(b) or as otherwise expressly provided in the Transaction Agreements or the Investment Agreement, each of the MVT Parties, on behalf of themselves and each of the other members of the MVT Group, including their successors and assigns, on the one hand, and the MI Parties, on behalf of themselves and each of the other members of the MI Group, including their successors and assigns, on the other hand, hereby releases and forever discharges the members of the other Group and their respective directors, officers and employees (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims, judgments and Liabilities whatsoever of every name and nature, both in law and in equity, whether direct or derivative, known or unknown, suspected or unsuspected, fixed or contingent, which the releasing party has or ever had or ever will have, which arise out of, result from or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Distribution Time.

(b) Nothing in Section 4.01(a) shall in any way affect or impair the rights of any Person under this Agreement (including Sections 4.02 and 4.03), any other Transaction Agreement, the Investment Agreement and any Continuing Business Agreements. In addition, nothing in Section 4.01(a) shall release or discharge any Person from:

(i) any Liabilities or obligations under or resulting from any Continuing Business Agreement;

(ii) any Liability or obligation, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of a Group under, this Agreement or any other Transaction Agreement or the Investment Agreement;

(iii) any Liability arising from or relating to the sale, lease, manufacture, construction, provision, or receipt of goods or services, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of a Group from a member of the other Group prior to the Distribution Date or any related refund claims; or

(iv) any Liability the release of which would result in the release of any Person other than a member of the MVT Group or the MI Group or their respective directors, officers and employees; provided, however, that the parties agree not to and to cause the other members of their Group not to bring suit against any member of the other Group or any of their respective directors, officers and employees with respect to any such Liability.

(c) The MI Parties agree, for themselves and as agents for each other member of the MI Group, not to make any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against either of the MVT Parties or any other member of the MVT Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01. The MVT Parties agree, for themselves and as agents for each other member of the MVT Group, not to make any claim or demand, or commence any action asserting any claim or demand, including any claim of contribution or any indemnification, against either of the MI Parties or any other member of the MI Group or any of their respective directors, officers and employees, with respect to any Liabilities released pursuant to this Section 4.01.

(d) At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01, provided that such member is a member of the applicable Group at the time of such request.

(e) Each of the MVT Parties on behalf of itself and the other members of the MVT Group hereby releases and forever discharges each member of any Board of Directors of any member of the MVT Group (in each case, in their respective capacities as such) of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or result from the declaration by any such Board of Directors of the distributions included in the Closing Transactions (as defined in the Investment Agreement).

Section 4.02 Indemnification by the MVT Parties. Subject to the provisions of this Article IV, from and after the Distribution Time, the MVT Parties shall, and shall cause each member of the MVT Group to, indemnify, defend and hold harmless the MI Indemnified Parties from and against, and pay or reimburse, as the case may be, the MI Indemnified Parties for, all

Indemnifiable Losses, as incurred, suffered by any MI Corp. Indemnified Party based upon, arising out of or resulting from the following:

(a) the MVT Liabilities (including the failure by MVT Holding or any other member of the MVT Group to pay, perform or otherwise discharge the MVT Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the MI Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.02; or

(c) the use by any member of the MVT Group of any MI Trademarks.

Section 4.03 Indemnification by the MI Parties. Subject to the provisions of this Article IV, from and after the Distribution Time, the MI Parties shall, and shall cause each member of the MI Group to, indemnify, defend and hold harmless the MVT Indemnified Parties from and against, and pay or reimburse, as the case may be, the MVT Indemnified Parties for, all Indemnifiable Losses, as incurred, suffered by any MVT Indemnified Party based upon, arising out of or resulting from the following:

(a) the MI Liabilities (including the failure by New MI Corp. or any other member of the MI Group to pay, perform or otherwise discharge the MI Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Distribution Time;

(b) the enforcement by the MVT Indemnified Parties of their rights to be indemnified, defended and held harmless under this Section 4.03; or

(c) the use by any member of the MI Group of any MVT Trademarks.

Section 4.04 Notice of Claims. Any MVT Indemnified Party or MI Corp. Indemnified Party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the Person obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, or a reasonable estimate thereof, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that, in each case, the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

Section 4.05 Determination of Amount.

(a) In calculating any amount that any Indemnitor is required to pay an Indemnified Party in respect of Indemnifiable Losses provided under this Agreement, there shall be deducted any insurance recovery actually received by or on behalf of such Indemnified Party under any Policy (net of any deductibles, retentions or self insurance provisions). In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment by the Indemnified Party of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnified Party as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnified Party as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses (provided that if the Tax benefit or cost is realized in a Tax period following the period in which the indemnity payment is made, the Tax benefit or cost amount (as the case may be) shall be paid over when realized). It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

(b) After the giving of any Claim Notice pursuant to Section 4.04, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IV shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) The Indemnitor shall pay all amounts payable pursuant to Section 4.05(b) by wire transfer of immediately available funds promptly, but in no case later than ten (10) days, after the date on which such amount has been finally and conclusively determined.

Section 4.06 Third Party Claims.

(a) If a claim or demand is made against an Indemnified Party, or an Indemnified Party shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnitor is reasonably likely to be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnified Party will notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim reasonably promptly, but in no event later than ten (10) days, after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure. Such notice of a Third Party Claim shall include the amount or estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and any other material details pertaining thereto, in each case to the extent then known to the Person giving the notice. Thereafter, the Indemnified Party will deliver to the Indemnitor, promptly, but in no event later than ten (10) days, after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by or on behalf of the Indemnified Party relating to the Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually prejudiced as a result of such failure.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnitor will be entitled to participate in or to assume the defense thereof (in either case, at the election and expense of the Indemnitor) with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnified Party. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that if in the Indemnified Party’s reasonable judgment a conflict of interest exists in respect of such claim, such Indemnified Party will have the right to employ separate counsel reasonably satisfactory to the Indemnitor to represent such Indemnified Party and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnified Parties similarly situated) shall be paid by such Indemnitor. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor will control such defense. If the Indemnitor assumes the defense of any Third Party Claim, the Indemnitor will promptly supply to the Indemnified Party copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnified Party informed of all material developments relating to or in connection with such Third Party Claim. If the Indemnitor chooses to assume the defense of a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnitor), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are reasonably relevant to such Third Party Claim, and making employees, officers, directors, and, to the extent practicable, agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. In any case, the Indemnitor and the Indemnified Party shall use commercially reasonable efforts to avoid production of Privileged Information, and to cause all communications among employees, counsel and others representing any party to the Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(c) No Indemnitor will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned); provided, that if the Indemnitor assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnitor may recommend and that by its terms obligates the Indemnitor to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnified Party and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnified Party may refuse to agree to any such settlement, compromise or discharge that (i) provides for injunctive or other nonmonetary relief restricting the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) includes a finding or admission of violation of law, guilt or responsibility of the Indemnified Party or any of its Affiliates, (iii) includes a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates, or (iv) in the reasonable opinion of the Indemnified Party, would otherwise materially adversely affect the Indemnified Party or any of its Affiliates. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnitor’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).

(d) If the Indemnitor (i) elects not to defend the Indemnified Party against a Third Party Claim or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnitor has so failed, the Indemnified Party shall have the right but not the obligation to assume or resume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming or resuming (or by not assuming or resuming) the defense of such Third Party Claim.

(e) In the event of payment in full of Indemnifiable Losses by an Indemnitor to any Indemnified Party in connection with any Third Party Claim, such Indemnitor will be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnified Party will cooperate with such Indemnitor in a reasonable manner, and at the cost and expense of such Indemnitor, in prosecuting any subrogated right or claim.

Section 4.07 Exclusive Remedy. Subject to Section 4.10, this Article IV shall be the exclusive remedy with respect to matters covered by this Article IV.

Section 4.08 Limitations. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOSS OF REVENUES OR PROFITS), EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER ANY LEGAL OR EQUITABLE THEORY OR ARISING UNDER OR IN CONNECTION WITH THIS ARTICLE IV, ALL OF WHICH ARE HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY TO THIS AGREEMENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES PAID BY AN INDEMNIFIED PARTY TO A THIRD PERSON IN RESPECT OF A THIRD PARTY CLAIM SHALL NOT BE DEEMED TO BE SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR PURPOSES OF THIS AGREEMENT.

Section 4.09 Survival of Indemnities. The obligations of each of the MVT Parties and the MI Parties under this Article IV will not terminate at any time and will survive the sale or other transfer by any member of a Group of any assets or businesses or the assignment by any member of a Group of any Liabilities.

Section 4.10 Exclusivity of Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, except for those tax matters specifically addressed herein, in the Investment Agreement or the Employee Matters Agreement, the Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 Insurance.

(a) Coverage. Subject to the provisions of this Section 5.01, coverage of the MVT Parties and their Subsidiaries under all Policies shall cease as of the Distribution Time. From and after the Distribution Time, the MVT Parties and their Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by the MI Parties and their Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that the MVT Parties will have the rights in respect of Policies to the extent described in Section 5.01(b).

(b) Rights Under Shared Policies. From and after the Distribution Time, (i) the MVT Parties will have the right to assert claims (and the MI Parties will use reasonable best efforts to assist the MVT Parties in asserting claims if so requested) for any loss, liability or damage with respect to the MVT Business under Shared Policies with third party insurers that are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow; (ii) the MVT Parties will have the right to continue to prosecute claims with respect to the MVT Business properly asserted with the insurer prior to the Distribution Time (and the MI Parties will use reasonable best efforts to assist the MVT Parties in connection therewith if so requested) under Shared Policies with third party insurers that are insurance policies written on a “claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; (iii) with respect to Shared Policies, the members of the MI Group shall request that the underwriters or claims administrators under such policies provide the MVT Parties with detailed loss information with respect to the MVT Business to the extent required to complete future renewal negotiations and actuarial reviews of the MVT Parties, in the case of each of clause (i) and (ii), at no cost to the MVT Parties; and (iv) to the extent that MI Corp. is able to keep members of the MVT Group as named insureds under Claims Made Policies at no expense or other cost (financial or otherwise) to any member of the MI Group or any of its Affiliates, which MI Corp. shall use its reasonable best efforts to do, and to the extent permitted by such Claims Made Policies, the MVT Parties may prosecute claims with respect to the MVT Business under such Claims Made Policy arising out of insured incidents occurring from the date of coverage thereunder first commenced until the Distribution Time to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow; provided, that in the case of clauses (i) through (iv), (A) all of the MI Parties’ and each of the other members of the MI Group’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by the MVT Parties, (B) the MI Parties and the other members of the MI Group may, at any time, without liability or obligation to the MVT Parties or any of their Subsidiaries (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of the MI Parties, any of their Subsidiaries or any Affiliate of the MI Parties or any their Subsidiaries in respect thereof and (E) such claims will be subject to exhaustion of existing sublimits and aggregate limits. The MI Parties’ obligation to use reasonable best efforts to assist the MVT Parties in asserting claims under applicable Shared Policies will include using reasonable best efforts in assisting the MVT Parties to establish their right to coverage under such Shared Policies (so long as all of the MI Parties’ reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by the MVT Parties). None of the MI Parties or their Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that except to the extent MI Corp. is able to keep members of the MVT Group as named insureds under Claims Made Policies as provided in, and subject to the terms and conditions of, clause (iv), any Claims Made Policies will not provide any coverage to the MVT Parties and other members of the MVT Group for incidents occurring prior to the Distribution Time but that are asserted with the insurance carrier after the Distribution Time.

(c) The MI Parties Actions. In the event that after the Distribution Time the MI Parties or any of their Subsidiaries propose to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which the MVT Parties have or may in the future have rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of the MVT Parties, (i) the MI Parties will give the MVT Parties prior notice thereof, but in no event less than thirty (30) days, and consult with the MVT Parties with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of the MI Parties) and (ii) the MI Parties will pay to the MVT Parties their equitable share (which shall be mutually agreed upon by the MI Parties and the MVT Parties, acting reasonably, based on the amount of premiums paid by or allocated to the MVT Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by the MI Parties from the insurer under the applicable Shared Policy as a result of such action by the MI Parties (after deducting the MI Parties’ reasonable costs and expenses incurred in connection with such action).

(d) Administration. From and after the Distribution Time:

(i) the MI Parties or one of their Subsidiaries, as appropriate, will be responsible for the Claims Administration with respect to claims of the MI Parties and their Subsidiaries under Shared Policies; and

(ii) the MVT Parties or one of their Subsidiaries, as appropriate, will be responsible for the Claims Administration with respect to claims of the MVT Parties and their Subsidiaries under Shared Policies.

(e) Insurance Premiums. From and after the Distribution Time, the MI Parties will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Distribution Time, whereupon the MVT Parties will upon the request of the MI Parties, promptly reimburse the MI Parties for that portion of such premiums and other payments paid by the MI Parties.

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both the MI Parties and/or one of their Subsidiaries, on the one hand, and the MVT Parties and/or one of their Subsidiaries, on the other hand, relating to the same occurrence, the MI Parties and the MVT Parties agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

(g) Duty to Mitigate Settlements. To the extent that any member of any Group is responsible for the Claims Administration for any claims under any Shared Policies after the Distribution Time, it shall use its reasonable best efforts to mitigate the amount of any settlements of such claims.

Section 5.02 Use of Names.

(a) Subject to Section 5.02(c) below, any material showing any affiliation or connection of any member of the MVT Group with any member of the MI Group shall not be used by the MVT Parties or any member of the MVT Group after the Distribution Date, except that the restrictions contained in this Section 5.02(a) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, no member of the MVT Group shall represent to third parties that any of them is affiliated or connected with any member of the MI Group.

(b) Subject to Section 5.02(d) below, any material showing any affiliation or connection of any member of the MI Group with any member of the MVT Group shall not be used by the MI Parties or any member of the MI Group after the Distribution Date, except that the restrictions contained in this Section 5.02(b) shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, no member of the MI Group shall represent to third parties that any of them is affiliated or connected with any member of the MVT Group.

(c) The parties agree that, during the period from the Distribution Date until 90 days after the Distribution Date (the “MVT Sell-off Period”), the MVT Group shall be entitled to continue to use all trademarks or other source identifiers owned by the MI Parties and their Subsidiaries (the “MI Trademarks”) to the extent that such MI Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the MVT Business, without any obligation on the part of the MVT Parties or any of their Subsidiaries to pay royalties or similar fees to any member of the MI Group during the MVT Sell-off Period; provided, however, that such use is in the same manner as prior to the Distribution Date and to the extent that it is used in connection with products and services only for the same products and services in connection with such use was made by the MVT Parties prior to the Distribution Date. The MVT Parties agree that, upon termination of the MVT Sell-off Period, the MVT Parties shall and shall cause the other members of the MVT Group to cease and thereafter not make any use of the MI Trademarks or any trademark confusingly similar thereto, except such restriction shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

(d) The parties agree that, during the period from the Distribution Date until 90 days after the Distribution Date (the “MI Sell-off Period”), the MI Group shall be entitled to continue to use all trademarks or other source identifiers owned by the MVT Parties and their Subsidiaries (the “MVT Trademarks”) to the extent that such MVT Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the MI Business, without any obligation on the part of the MI Parties or any of their Subsidiaries to pay royalties or similar fees to the MVT Parties during the MI Sell-off Period; provided, however, that such use is in the same manner as prior to the Distribution Date and to the extent that it is used in connection with products and services only for the same products and services in connection with such use was made by the MI Parties prior to the Distribution Date. The MI Parties agree that, upon termination of the MI Sell-off Period, the MI Parties shall and shall cause the other members of the MI Group to cease and thereafter not make any use of the MVT Trademarks or any trademark confusingly similar thereto, except such restriction shall not apply to filings, reports and other documents required by Applicable Laws or regulations of securities exchanges to be filed and/or made publicly available.

Section 5.03 Subsequent Transfers.

(a) If after the date hereof, a member of the MVT Group possesses or obtains any assets, rights or properties used primarily or held for use primarily by a member of the MI Group in the conduct of its businesses as conducted as of the Distribution Date (except (i) as otherwise contemplated by the Transaction Agreements; or (ii) those assets, rights and properties used primarily or held for use primarily by a member of the MVT Group) (the “MI Group Assets”), and the MI Parties notify the MVT Parties thereof (the “MI Asset Notice”) prior to the four-year anniversary of the Distribution Date, the MVT Parties shall cause the prompt transfer of such MI Group Assets to the MI Parties (even if such transfer cannot be completed before such four-year anniversary of the Distribution Date) subject to the MI Parties obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person; provided, that in the event that such MI Group Asset shall have been sold, transferred or otherwise disposed of for consideration by any member of the MVT Group, the MI Parties shall be entitled to the net proceeds thereof so long as the MI Asset Notice is received prior to the four-year anniversary of the Distribution Date. If, prior to the four-year anniversary date of the

Distribution Date, any member of the MVT Group has knowledge that it possesses an MI Group Asset, it shall promptly notify the MI Parties thereof and the MI Parties shall have thirty (30) days after receipt of such notice in which to notify the member of the MVT Group possessing such MI Group Asset of their intent to have such MI Group Asset transferred (the “MVT Transfer Request”). Any member of the MVT Group knowingly possessing any such MI Group Asset shall, subject to Applicable Law and applicable Contract restrictions and provided that the MVT Parties shall not be required to incur any expenses in connection therewith, operate and maintain such MI Group Asset in the ordinary course consistent with past practice and for the benefit of the MI Parties until the earlier of (i) the successful transfer of such MI Group Asset to the MI Parties, (ii) the receipt of notice from the MI Parties declining that such MI Group Asset be transferred, or (iii) the thirty-first day after delivery of the MI Asset Notice; provided, that the MI Parties have not received the MVT Transfer Request prior to such date. Notwithstanding anything in this Section 5.03(b), the MVT Group members shall have no obligation to make any investigation with respect to MI Group Assets.

(b) If after the date hereof, a member of the MI Group possesses or obtains any assets, rights or properties used primarily or held for use primarily by a member of the MVT Group in the conduct of its businesses as conducted as of the Distribution Date (except (i) for assets, rights and properties provided by members of the MI Group pursuant to the Administrative Services Agreement; (ii) as otherwise contemplated by the Transaction Agreements; or (iii) those assets, rights and properties used primarily or held for use primarily by a member of the MI Group) (the “MVT Group Assets”), and the MVT Parties notify the MVT Parties thereof (the “MVT Asset Notice”) prior to the four-year anniversary of the Distribution Date, the MI Parties shall cause the prompt transfer of such MVT Group Assets to the MVT Parties (even if such transfer cannot be completed before such four-year anniversary of the Distribution Date) subject to the MVT Parties obtaining any required consents, approvals or authorizations of any Governmental Entity or third Person; provided, that in the event that such MVT Group Asset shall have been sold, transferred or otherwise disposed of for consideration by any member of the MI Group, the MVT Parties shall be entitled to the net proceeds thereof so long as the MVT Asset Notice is received prior to the four-year anniversary of the Distribution Date. If, prior to the four-year anniversary date of the Distribution Date, any member of the MI Group has knowledge that it possesses an MVT Group Asset, it shall promptly notify the MVT Parties thereof and the MVT Parties shall have thirty (30) days after receipt of such notice in which to notify the member of the MI Group possessing such MVT Group Asset of their intent to have such MVT Group Asset transferred (the “MI Transfer Request”). Any member of the MI Group knowingly possessing any such MVT Group Asset shall, subject to Applicable Law and applicable Contract restrictions and provided that the MVT Parties shall not be required to incur any expenses in connection therewith, operate and maintain such MVT Group Asset in the ordinary course consistent with past practice and for the benefit of the MI Parties until the earlier of (i) the successful transfer of such MVT Group Asset to the MVT Parties, (ii) the receipt of notice from the MVT Parties declining that such MVT Group Asset be transferred, or (iii) the thirty-first day after delivery of the MVT Asset Notice; provided, that the MVT Parties have not received the MI Transfer Request prior to such date. Notwithstanding anything in this Section 5.03(c), the MI Group members shall have no obligation to make any investigation with respect to MVT Group Assets.

(c) It is the intention of the parties to this Agreement that any transfers made pursuant to this Section 5.03 are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax authority, except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such transfer not to be so treated.

Section 5.04 Consents. Notwithstanding anything in this Agreement to the contrary, if a consent, authorization or approval of any third Person to the transactions contemplated hereby (a “Required Consent”) is necessary to preserve for any member of the MVT Group or the MI Group, as applicable (a “Benefiting Person”), any right or benefit to which it is entitled under any MVT Group Asset or MI Group Asset, respectively, or under any Contract to which any member of the Group of which the Benefiting Person is not a member is a party (the owner of such MVT Group Asset or MI Group Asset or the party to such Contract, the “Transferring Person”), and if the Required Consent is not obtained prior to the Distribution Time, the Transferring Person will, subsequent to the Distribution Time, cooperate with the Benefiting Person and use reasonable best efforts in attempting to obtain the Required Consent as promptly as reasonably practicable thereafter. Until such time (if any) as the Required Consent is obtained, the Transferring Person will use its reasonable best efforts to provide Benefiting Person with, or pass through to the Benefiting Person, the rights and benefits of the affected MVT Group Asset or MI Group Asset, as applicable, or the affected Contract to which the Benefiting Person is entitled, and, if and to the extent the Transferring Person provides or passes through such rights and benefits, the Benefiting Person shall assume the obligations and burdens in connection therewith.

Section 5.05 Reporting Cooperation. The MI Parties and their Affiliates shall, at the MVT Parties’ cost, provide reasonable assistance to the MVT Parties in connection with the collection of information by MVT Holding in connection with the preparation of its SEC reports and filings with respect to periods relating to the fiscal year in which the Distribution occurs, and the MVT Parties and their Affiliates shall, at the MI Parties’ cost, provide reasonable assistance to the MI Parties in connection with the collection of information by New MI Corp. in connection with the preparation of its SEC reports and filings with respect to periods relating to the fiscal year in which the Distribution occurs.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Distribution Time, the MI Parties shall deliver to the MVT Parties copies of all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and shareholders of each member of the MVT Group, all corporate books and records and other Data and Records of each member of the MVT Group in the MI Parties’ possession and the relevant portions (or copies thereof) of all corporate books and records of each member of the MI Group relating directly and primarily to the MVT Business, including, in each case, all active agreements and active litigation files. From and after the Distribution Time, all such books, records and copies shall be the property of the MVT Parties. Except as may otherwise be provided in the Administrative Services Agreement, prior to or as promptly as practicable after the Distribution Time, the MVT Parties shall deliver to the MI Parties all corporate books and records and other Data and Records of each member of the MI Group in the MVT Parties’ possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of any member of the MVT Group relating directly and primarily to the MI Business, including, in each case, all active agreements and active litigation files. From and after the Distribution Time, all such books, records and copies shall be the property of the MI Parties.

Section 6.02 Access to Information.

(a) From and after the Distribution Time, the MVT Parties will, and will cause each of their Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to the MI Parties and their Representatives (at the MI Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the MVT Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the MI Parties, any of their Subsidiaries or the MI Business, insofar as such access is reasonably required by the MI Parties or any of their Subsidiaries; subject to the provisions below regarding Privileged Information.

(b) From and after the Distribution Time, the MI Parties will, and will cause each of their Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to the MVT Parties and their Representatives (at the MVT Parties’ expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within the MI Parties’ possession or control or in the possession or control of one of their Subsidiaries to the extent relating to the MVT Parties, any of their Subsidiaries or the MVT Business, insofar as such access is reasonably required by the MVT Parties or any of their Subsidiaries, subject to the provisions below regarding Privileged Information.

(c) Without limiting the foregoing, Information may be requested under this Article VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

(d) In furtherance of the foregoing:

(i) Each party acknowledges that (A) each of the MVT Parties and the MI Parties (and the members of the MVT Group and the MI Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of actions affecting one or more of the members of the MVT Group and the MI Group; (C) the parties may have a common legal interest in actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of the MVT Parties and the MI Parties intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of the MVT Parties and the MI Parties agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the other Group without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of a disagreement between any member of the MVT Group and/or any member of the MI Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the MVT Group or any member of the MI Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise that requests disclosure of Privileged Information, in each case relating to the business of the other Group, the recipient of the notice will promptly provide to the other party a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(d)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Distribution Time, each of the MVT Parties and the MI Parties will, and will cause each member of the MVT Group and the MI Group, respectively, to, make available to the other party and members of such other party’s Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and, to the extent reasonably practicable, agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of the MVT Parties and the MI Parties will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable records retention policy of the MI Parties in effect from time to time all such Information in such Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the MVT Parties or the MI Parties, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, for a seven-year period after the Distribution Time, each of the MVT Parties and the MI Parties shall hold, and shall use their reasonable best efforts to cause members of their Group and their Representatives to hold, in strict confidence all Information concerning the other party’s Group or any of its operations, employees, assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other party’s Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not use such Information or release or disclose such Information to any other Person, except members of their Group and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that the provision above shall apply for a period of ten years after the Distribution Time in respect of each Group’s trade secrets. Notwithstanding the above, any member of the MVT Group or the MI Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law, regulation or listing standard (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party’s Group) prior to its disclosure by such Person; (ii) in the public domain through no fault of such Person; or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each of the parties acknowledges that it will be liable for any breach of this Section 6.05 by their Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of the MVT Parties and the MI Parties will be deemed to have satisfied its obligations under this Section 6.05 with respect to preserving the confidentiality of any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VII

TERMINATION

Section 7.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by MI Corp. and the Distribution may be abandoned prior to the Distribution Time at any time following termination of the Investment Agreement.

Section 7.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Time pursuant to Section 7.01, no party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other party or third party with respect to this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Entire Agreement; Construction. This Agreement, the Investment Agreement, the Continuing Business Agreements and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement will control other than with respect to the provisions of Article III, in which case this Agreement will control.

Section 8.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Distribution Time.

Section 8.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by facsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) when received if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to New MI Corp. or MI Corp. to:

Marshall & Ilsley Corporation

770 N. Water Street

Milwaukee, WI 53202

Fax:	(414) 765-7899
Attention:	Dennis Kuester
President and Chief Executive Officer
and
Randall J. Erickson
Senior Vice President, General Counsel
and Corporate Secretary

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Fax:	(312) 853-7036
Attention:	Imad Qasim, Esq.
Pran Jha, Esq.

(b)	If to MVT Holding or MVT Corp. to:

Metavante Corporation

4900 West Brown Deer Road

Milwaukee, WI 53223-2459

Fax:	(414) 362-1705
Attention:	Frank Martire
President and Chief Executive Officer
and
Norrie Daroga
Executive Vice President, Chief Risk Officer & Secretary

Section 8.05 Expenses. All costs and expenses of the MVT Parties and the MI Parties related to the negotiation, preparation, execution and delivery of this Agreement, the Investment Agreement and the Ancillary Agreements, the carrying into effect of the Distribution and the consummation of the transactions contemplated hereby and thereby shall be paid in accordance with the provisions of Section 6.6 of the Investment Agreement.

Section 8.06 Consent to Jurisdiction. Each of the MVT Parties and the MI Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Wisconsin, and each of the MVT Parties and the MI Parties hereby irrevocably submits with regard to any such action or proceeding for themselves and in respect to their property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the MVT Parties and the MI Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.07 Amendments. This Agreement cannot be amended except by a written agreement executed by the MVT Parties and the MI Parties; provided, that, unless the Investment Agreement shall have been terminated, any such amendment shall be subject to the prior written consent of Investor, such consent with respect to any such amendment after the Distribution Time not to be unreasonably withheld, conditioned or delayed.

Section 8.08 Assignment. No party to this Agreement will (or permit any of the members of its Group) convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other parties in their sole and absolute discretion; provided, that unless the Investment Agreement shall have been terminated, any such assignment prior to the Distribution Time shall be subject to the prior written consent of Investor. Any conveyance, assignment or transfer requiring the prior written consent of the other parties or Investor pursuant to this Section 8.08 that is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 8.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 8.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties and Investor will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 8.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (a) the provisions of Sections 4.01, 4.02, 4.03 and 8.18 shall inure to the benefit of the Persons referred to therein and (b) the provisions of Section 8.08, the proviso in Section 8.07, the proviso in Section 8.13 and this sentence of Section 8.11 shall also inure to the benefit of Investor.

Section 8.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 8.13 Waivers; Remedies. Any agreement on the part of a party hereto to waive the performance by the other party of any of its covenants hereunder shall be valid only if set forth in a written instrument signed on behalf of such party; provided, that, unless the Investment Agreement shall have been terminated, any such waiver shall be subject to the prior written consent of Investor, such consent with respect to any such waiver after the Distribution Time not to be unreasonably withheld, conditioned or delayed. No failure or delay on the part of either the MVT Parties or the MI Parties in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either the MVT Parties or the MI Parties of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 8.14 Further Assurances. From time to time after the Distribution Time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions, in each case, at the requesting party’s expense, as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

Section 8.15 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 8.16 Performance. The MVT Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries. The MI Parties will cause to be performed and hereby guarantee the performance of all actions, agreements and obligations set forth herein to be performed by any of their Subsidiaries.

Section 8.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

Section 8.18 Limited Liability. Notwithstanding any other provision of this Agreement, no individual who is a director, employee or officer of the MI Parties or the MVT Parties, in their capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such parties under this Agreement or any Ancillary Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the MI Parties and the MVT Parties, for itself and its shareholders, directors, employees, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

Section 8.19 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to pursue specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.20 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the MVT Parties and the MI Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

METAVANTE HOLDING COMPANY

By:	/s/ Gregory A. Smith
Name:	Gregory A. Smith
Title:	President

METAVANTE CORPORATION

By:	/s/ Donald Layden Jr.
Name:	Donald Layden Jr.
Title:	Senior Executive Vice President

MARSHALL & ILSLEY CORPORATION

By:	/s/ Mark F. Furlong
Name:	Mark F. Furlong
Title:	President

NEW M&I CORPORATION

By:	/s/ Gregory A. Smith
Name:	Gregory A. Smith
Title:	President